Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated effective August 21, 2014 (the “Effective Date”), by and between Lion Biotechnologies, Inc., a Nevada corporation (the “Company”), and  Dr. Elma Hawkins (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, under that certain Independent Contractor Services Agreement (the “Services Agreement”) entered into by the Parties as of February 21, 2014, the Company engaged Executive as its Head of Clinical Development;

WHEREAS, under the Services Agreement, the Company issued to Executive (i) a non-qualified stock option to purchase an aggregate of 200,000 shares of Company’s common stock (the “Outstanding Option”), and (ii) 200,000 shares of restricted common stock (the “Restricted Stock”);

WHEREAS, the Company desires to engage Executive as the Company’s new President and Chief Operating Officer;

WHEREAS, in connection with Executive’s engagement as the Company’s new President and Chief Operating Officer, the Parties desire to terminate the Services Agreement and desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and Executive acknowledges that Executive has been afforded a reasonable opportunity to review this Agreement with Executive’s legal counsel to the extent desired;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. Employment; Termination of Services Agreement.  Effective as of the Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.  The Parties hereby agreed that, immediately following the effectiveness of this Agreement, the Services Agreement is terminated and replaced by this Agreement and, except as set forth herein or in the Services Agreement, all of the rights and obligations of the Parties arising under the Services Agreement after the Effective Date have are terminated.

2. Duties.

2.1 Position.  Executive shall be employed by the Company in the position of President and Chief Operating Officer.  Executive shall have the duties and responsibilities assigned by the Company’s Chief Executive Officer and the Board of Directors (the “Board”) of the Company.  Executive shall perform faithfully and diligently such duties as are reasonable and customary for Executive’s position, as well as such other duties as the Chief Executive Officer and Board shall reasonably assign from time to time.  The Parties understand that Executive shall provide her duties and services hereunder primarily from her offices in New York.  However, Executive also agrees to perform her duties from time to time at the Company’s corporate headquarters in the Woodland Hills, California, as the Chief Executive Officer or the Board may reasonably request.

2.2 Best Efforts/Full-Time.

2.2(a) Executive understands and agrees that Executive will faithfully devote Executive’s best efforts and substantially all of her time during normal business hours to advance the interests of the Company.  Executive will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of the Company at all times. Executive further understands and agrees that Executive has a fiduciary duty of loyalty to the Company and that Executive will take no action which in any way harms the business, business interests, or reputation of the Company.

2.2(b) Executive agrees that Executive will not directly engage in competition with the Company at any time during the existence of the employment relationship between the Company and Executive.

2.2(c) Executive agrees that, during the term of this Agreement, Executive shall work exclusively for the Company.  Consequently, Executive agrees to not accept employment, of any kind, from any person or entity other than the Company, and to not perform duties or render services to any person or entity other than the Company, provided, however, that Executive may, subject to prior approval of the Board of the Company, provide non-executive services, including serving on a board of directors, to any person or entity so long as such person or entity does not compete with the Company or otherwise compete, directly with the Company’s business of developing and marketing therapies based on T-cells (such as CARs, TCRs and TILs) and T-cell engineering based immunotherapy.

2.2(d) Executive understands and agrees that any information, funds, or property received or developed by Executive during Executive’s employment with the Company that is related to the Company’s business is or shall become the sole property of the Company. Accordingly, Executive understands and agrees that Executive shall immediately turn over all of the foregoing information, funds, or property that comes into Executive’s possession during Executive’s employment with the Company, upon the Company’s request.

3. Term of Employment.  Subject to the termination provision set forth in this Section 3, the term of this Agreement (the “Term”) shall be from the Effective Date through August 21, 2017.  However, either Party may terminate this Agreement at any time with or without cause for convenience, effective upon thirty (30) days notice to the other Party. Executive’s and the Company’s respective rights and obligations at the time of termination are outlined below in Section 6 of this Agreement.

4. Compensation.

4.1 Base Salary.  As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, the Company shall pay to Executive a base salary of $325,000 per year (the “Base Salary”), less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company.

4.2 Outstanding Option/Restricted Stock.  Executive shall retain the Outstanding Option and the Restricted Stock on the same terms and conditions as in effect immediately prior to the Effective Date, which terms and conditions are as follow: The Outstanding Option was granted under Company’s 2011 Equity Incentive Plan (the “Plan”), has a term of five (5) years from February 21, 2014, has an exercise price of $5.60 (which price is equal to the fair market value of the common stock on the effective date of the Services Agreement), and has such other terms and conditions as are included in Company’s standard stock option agreement under the Plan.  Provided that Executive is still providing services to Company under this Agreement on the following dates, the shares under the Outstanding Option will vest in installments as follows: (i) The option to the purchase of 66,666 shares shall vest on February 21, 2015; and (ii) the remaining shares under the Outstanding Option shall vest in eight equal quarterly (three month) installments over the next two years after February 21, 2015.  Provided that Executive is still providing services to Company under this Agreement on the following dates, the 200,000 shares of Restricted Stock will vest in three installments as follows: (i) 40,000 shares shall vest on February 28, 2015; (ii) 60,000 shares shall vest on February 28, 2016, and (iii) 100,000 shares shall vest on February 28, 2017.

4.3 Sign-Up Bonus Options.  As of the Effective Date, as a signing bonus, Executive shall receive stock options to purchase an aggregate of 125,000 shares of the Company’s common stock.  The stock options will have an exercise price equal to the fair market value of the common stock on the Effective Date.  Provided that Executive is still employed with the Company on the following dates, the foregoing stock options will vest in three installments as follows: (i) Options for the purchase of 41,667 shares shall vest on the one year anniversary of the Effective Date; and (ii) the remaining options shall vest quarterly over the next two years after the anniversary.

4.4 Incentive Compensation. Commencing on February 28, 2015, Executive will be eligible to participate in the Company’s annual incentive compensation program (“Incentive Plan”) applicable to Executive’s position, as approved by the Board (the year in which the program is implemented, the “Plan Year”).  The target potential amount payable to Executive under the Incentive Plan, if earned, shall be 20% of Executive’s Base Salary earned during the applicable calendar year.  Compensation under the Incentive Plan (“Incentive Compensation”) will be conditioned on the satisfaction of individual and Company objectives, as established in writing by the Company, and on the condition that Executive is employed by Company on the Incentive Compensation payment date, which shall be on or before March 15th of the year following the Plan Year.  The payment of any Incentive Compensation pursuant to this Section 4.4 shall be made in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, and provided Executive satisfies the conditions for earning the Incentive Compensation.

4.5 Performance Review.  The Company will periodically review Executive’s performance on no less than an annual basis and will make adjustments to salary or other compensation, as they deem appropriate in their sole and absolute discretion.

4.6 Customary Fringe Benefits.  Executive understands and agrees that certain employee benefits may be provided to the Executive by the Company incident to the Executive's employment.  Executive will be eligible for all customary and usual fringe benefits generally available to employees of the Company subject to the terms and conditions of the Company’s benefit plan documents.  Executive understands and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment are provided solely at the discretion of the Company and may be modified, suspended or revoked at any time, without notice or the consent of the Executive, unless otherwise provided by law.  Moreover, to the extent that these benefits are provided pursuant to policies or plan documents adopted by the Company, Executive acknowledges and agrees that these benefits shall be governed by the applicable employment policies or plan documents.  The benefits to be provided to Executive shall include group health and dental insurance and participation in a 401-K plan once such plans have been established and implemented.

4.7 Personal Time Off (“PTO”).  Executive will be eligible to receive 20 PTO days per year.  PTO is an accrued benefit and will be paid out at termination in accordance with the Company’s standard PTO policies.

4.8 Business Expenses; Office Sublease.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including travel-related expenses.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.  The Company shall also reimburse Executive for the actual lease payments and other related costs paid by Executive to lease and maintain Executive’s office space in New York.

5. Confidentiality and Proprietary Agreement.  Executive agrees to abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), which Executive has signed and is incorporated herein by reference.

6. Termination of Executive’s Employment.

6.1 Termination for Cause by the Company. The Company may terminate Executive’s employment immediately at any time and without notice for “Cause.”  For purposes of this Agreement, “Cause” shall mean (i) a failure by Executive to perform any of her material obligations under this Agreement or to execute and perform in a timely and cooperative manner any directions of the Board; (ii) the death of Executive or her disability resulting in her inability to perform her reasonable duties assigned hereunder for a period of 90 days; (iii) Executive’s theft, dishonesty, or falsification of any Company documents or records; (iv) Executive’s improper use or disclosure of the Company’s confidential or proprietary information; or (v) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform his or her duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Company; provided, however, that prior to termination for cause arising under clause (i), Executive shall have a period of ten days after written notice from the Company to cure the event or grounds constituting such cause. Any notice of termination provided by Company to Executive under this Section 6.1 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure the same if such default is a failure by Executive to perform any of her material obligations under this Agreement.  In the event Executive’s employment is terminated in accordance with this subsection 6.1, Executive shall be entitled to receive only the Base Salary and any earned Incentive Compensation (as defined in Section 4.4 above) then in effect, prorated to the date of termination. All other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.2 Termination Without Cause By The Company/Separation Package.  The Company may terminate Executive’s employment under this Agreement without Cause (as defined in Section 6.1 above) at any time on thirty (30) days’ advance written notice to Executive.  In the event of such termination, Executive will receive Executive’s Base Salary through the date of termination and a prorated portion of any Incentive Compensation that was earned under Section 4.4 through the date of termination.  Upon such termination without cause, any then unvested stock options granted to Executive by the Company and any unvested shares of restricted stock that vest with the passage of time will become fully vested and Executive shall have twelve months from the date of termination within which to exercise her vested options.  In addition, Executive will be eligible to receive a “Severance Payment” equivalent to six months of Executive’s then Base Salary, payable in full within thirty (30) days after termination, provided that Executive first satisfies the Severance Conditions.  For purposes of this Agreement, the “Severance Conditions” are defined as (1) Executive’s execution and non-revocation of a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company arising out of or in any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 30th day following the termination date; and (2) Executive’s reaffirmation of Executive’s commitment to comply, and actual compliance, with all surviving provisions of this Agreement.  Following payment of the Severance Payment, Base Salary and any Incentive Compensation through the date of termination, all other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.3 Termination Upon a Change of Control.  For purposes of this Agreement, “Change of Control” shall mean: (1) a merger or consolidation or the sale or exchange by the stockholders of the Company of all or substantially all of the capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (2) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (3) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction; provided, however, that a Change of Control shall not be deemed to have occurred pursuant to any transaction or series of transactions relating to a public or private financing or re-financing, the principal purpose of which is to raise money for the Company’s working capital or capital expenditures and which does not result in a change in a majority of the members of the Board.  If, within six (6) months immediately preceding a Change of Control or within twelve (12) months immediately following a Change of Control, the Executive’s employment is terminated by the Company for any reason other than Cause, then the Executive shall be entitled to receive the Severance Payment and stock option and restricted stock vesting and exercisability set forth in Section 6.2, provided that Executive first satisfies the Severance Conditions.  Following payment of the Severance Payment, Base Salary and any Incentive Compensation through the date of termination, all other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.4 Resignation.  Executive shall have the right to terminate this Agreement at any time, for any reason, by providing the Company with thirty (30) days written notice, provided, however, that subsequent to Executive’s resignation, Executive shall be required to comply with all surviving provisions of this Agreement.  Executive shall not be entitled to any Severance Pay.  Executive will only be entitled to receive Executive’s Base Salary earned up to the date of termination.  Notwithstanding the foregoing, Executive has the right upon thirty (30) days written notice to the Company to terminate Executive’s employment for “Good Reason” due to occurrence of any of the following:  (i) the Company’s requirement that Executive’s principal place of work relocate more than thirty (30) miles from the location initially designated hereunder by Executive as her New York office without the written consent of Executive, (ii) a material adverse change in Executive’s duties and responsibilities; (iii) any failure by the Company to pay, or any material reduction by Company of, the base salary or any failure by Company to pay any Incentive Compensation to which Executive is entitled pursuant to Section 4; (iv) the Company creates a work environment designed to constructively terminate Executive or to unlawfully harass or retaliate against Executive; or (v) a Change of Control occurs in which the Company is not the surviving entity and the surviving entity fails to offer Executive an executive position at a compensation level at least equal to Executive’s then compensation level under this Agreement.  In the event that Executive terminates her employment for Good Reason, then Executive shall be entitled to receive the Base Salary, any earned Incentive Compensation, Severance Payment and stock option and restricted stock vesting and exercisability as if Executive were terminated by the Company without Cause under Section 6.2, subject to Executive’s compliance with all of the Severance Conditions.

6.5 Application of Section 409A.

6.5(a)  Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.

6.5(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.  In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

6.5(c) Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

6.5(d) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

6.5(e) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7. General Provisions.

7.1 Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

7.2 Waiver.  Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

7.3 Attorney’s Fees.  In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this Agreement, or the termination of Executive’s employment with Company for any reason, the prevailing party in any such dispute or claim shall be entitled to recover its reasonable attorney’s fees and costs.

7.4 Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

7.5 Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive has participated in the negotiation of the terms of this Agreement.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.6 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the internal laws of the State of California.

7.7 Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile transmission, or electronic transmission such as e-mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

7.8 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE:

Dated:	August 21, 2014	Elma Hawkins

/s/ Elma Hawkins

Address:

COMPANY:

Dated:	August 21, 2014	Lion Biotechnologies, Inc.

		By:	/s/ Manish Singh
Name: Manish Singh
Title: Chief Executive Officer